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                               EXHIBIT - 4a

                                  CONSENT




The undersigned parties hereby consent to the extension of the maturity date of the Second Amended and Restated Revolving Credit

Agreement dated as of July 15, 1994, by and among Kaman Corporation and the undersigned parties (the "Agreement") in accordance with

Section 1.20 thereof for an additional one year period from

July 15, 1999 to July 15, 2000 as requested by Kaman Corporation in its letter of March 16, 1995.




SHAWMUT BANK CONNECTICUT, N.A.

By: Jeffrey C. Lynch



THE FIRST NATIONAL BANK OF BOSTON

By: Harvey H. Thayer, Jr.



BANK OF AMERICA NATIONAL TRUST AND
SAVINGS ASSOCIATION

By: John W. Pocalyko



NATIONSBANK, N.A. (CAROLINAS)

By: Christopher C. Browder




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